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                                                                    EXHIBIT 99.1
FOR IMMEDIATE RELEASE


CONTACTS:  Tom Barrows                          Michael Irving
           Investor Relations                   Investor Relations
           Pacific Aerospace & Electronics      Madison & Wall Worldwide
           (509) 667-9600                       (407) 682-2001

     PACIFIC AEROSPACE & ELECTRONICS, INC. OBTAINS $15 MILLION FINANCING
                                  COMMITMENT

WENATCHEE, WA - February 5, 2001 - Pacific Aerospace & Electronics, Inc. (Nasdaq: PCTH), a diversified manufacturing company specializing in metal and ceramic components and assemblies, announced today that it has received a commitment letter from an institutional lender, indicating that the lender intends to provide $15 million of financing to the Company. The lender and the Company plan to close the financing transaction before the end of February, and the Company intends to use the proceeds to refinance its existing lines of credit in the U.S. and the U.K., to pay an interest payment on its outstanding senior subordinated notes that was due on February 1, 2001, and to provide working capital.

"Assuming that all goes as planned, this financing will allow us to make the February 1 payment on our senior subordinated notes before the 30-day grace period expires," said Don Wright, President and CEO of the Company. "It will also permit us to repay our banks and provide us with additional working capital. We anticipate that this will help us bridge the gap while we proceed with our efforts to sell Aeromet International."

Under the terms of the commitment letter, the Company and its subsidiaries would issue $15 million of senior secured notes to the lender, with a term of two years. The notes would bear interest at 18% per annum, payable quarterly. The Company would have the option to defer and accrue a portion of the interest, up to 5% per annum, for up to a year at the time of any interest payment. The notes would be secured by the assets of the Company and its subsidiaries. The Company would be permitted to repay the notes at any time without a penalty, and the Company would be required to repay $7.5 million of the notes upon the sale of Aeromet International. The Company would also issue warrants to purchase shares of the Company's common stock at a nominal exercise price. The number of shares covered by the warrants is expected to approximate 8% of the Company's common stock, on a fully diluted basis. The commitment letter is subject to several conditions, including the negotiation and execution of the notes, warrants, and other related documents, the lender's completion of its due diligence, and the absence of any material adverse change in the Company's financial condition. With respect to the due diligence condition, the lender acknowledged in the commitment letter that it has already conducted substantial business due diligence with respect to the Company.

Pacific Aerospace & Electronics Inc. is an international engineering and manufacturing company specializing in technically demanding component designs and assemblies for global leaders in the aerospace, defense, electronics, medical, telecommunications, energy and transportation industries. The Company utilizes specialized manufacturing techniques, advanced materials science, process engineering and proprietary technologies and processes to its competitive advantage. Pacific Aerospace & Electronics has approximately 1,000 employees worldwide and is organized into three operational groups -- U.S. Aerospace, U.S. Electronics and European Aerospace. More information may be obtained by contacting the company directly or by visiting its Web site at www.pcth.com.
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Forward-looking statements in this release concerning trends or anticipated results are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied in the forward-looking statements. The forward-looking statements in this release are not guarantees of future performance and are subject to risks and uncertainties related to the Company's operations and its ability to obtain sufficient cash if and when needed. These risks and uncertainties include, but are not limited to, competitive factors (including the possibility of increased competition or technological development, competitors, and price pressures); legal factors (such as limited protection of the Company's proprietary technology and changes in government regulation); financial factors (such as the Company's significant debt load); and the Company's dependence on key personnel and significant customers. More information about potential factors that could affect the Company's financial results is included in the Company's filings with the Securities and Exchange Commission. All forward-looking statements included in this release are based on information available to the Company as of the date of this release, and the Company assumes no obligation to update any such forward-looking statements.